Filed pursuant to Rule 424(b)(3)
Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED NOVEMBER 17, 2011
TO
THE PROSPECTUS AND DISCLOSURE DOCUMENT
DATED SEPTEMBER 1, 2011

This Supplement contains performance information for October 2011 for the Seneca Global Fund, L.P.  It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units
Performance Update | October 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	Since Inception (Dec 2008)
SGF A Units	-8.92%	-7.05%	-6.71%	3.56%	-3.62%
S&P 500 Total Return Index	10.93%	1.30%	8.09%	12.22%	14.65%
S&P Goldman Sachs Commodity Index	9.75%	-0.46%	10.08%	5.42%	2.27%
It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
October proved to be difficult month for the Fund in the face of a near sea change in market sentiment from a risk-averse to a risk-seeking mode. During the month, investors responded optimistically to the latest European plan to solve the Greek sovereign debt crisis. Furthermore, the Bank of England launched a new round of quantitative easing. Meanwhile, minutes from the latest Fed meeting revealed that members were open to QE3 as a backstop if economic growth should continue to falter.

These developments led to sharp reversals across a broad range of markets during October, causing losses for the Fund’s largely bearish portfolio. The largest declines came in currency markets where a sudden surge in Eurozone optimism hurt the Fund’s long US dollar-short European currency positions. In addition, the Bank of Japan intervened to weaken the yen on the last trading day of the month, hurting the Fund’s long positions. The Fund was, however, able to profit from a rally in the Australian dollar. In physical commodities, a rally in crude oil as well as in base metals caused losses for the Fund’s short positions. However, the Fund benefited from a rally in gold. Finally, the Fund’s long fixed income-short equity exposures were negatively impacted by a rotation from bonds into stocks, as the S&P 500 Index recorded its largest monthly percentage gain since 1991.

For the year the Fund’s A Units were down 7.05%, and for the last 12 months were down 6.71%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | October 2011

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%			-7.05%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units
Performance Update | October 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
SGF B Units	-8.80%	-5.76%	-5.17%	5.23%	-0.11%	-0.11%
S&P 500 Total Return Index	10.93%	1.30%	8.09%	12.22%	11.41%	11.41%
S&P Goldman Sachs Commodity Index	9.75%	-0.46%	10.08%	5.42%	-3.13%	-3.13%
It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
October proved to be difficult month for the Fund in the face of a near sea change in market sentiment from a risk-averse to a risk-seeking mode. During the month, investors responded optimistically to the latest European plan to solve the Greek sovereign debt crisis. Furthermore, the Bank of England launched a new round of quantitative easing. Meanwhile, minutes from the latest Fed meeting revealed that members were open to QE3 as a backstop if economic growth should continue to falter.

These developments led to sharp reversals across a broad range of markets during October, causing losses for the Fund’s largely bearish portfolio. The largest declines came in currency markets where a sudden surge in Eurozone optimism hurt the Fund’s long US dollar-short European currency positions. In addition, the Bank of Japan intervened to weaken the yen on the last trading day of the month, hurting the Fund’s long positions. The Fund was, however, able to profit from a rally in the Australian dollar. In physical commodities, a rally in crude oil as well as in base metals caused losses for the Fund’s short positions. However, the Fund benefited from a rally in gold. Finally, the Fund’s long fixed income-short equity exposures were negatively impacted by a rotation from bonds into stocks, as the S&P 500 Index recorded its largest monthly percentage gain since 1991.

For the year the Fund’s B Units were down 5.76%, and for the last 12 months were down 5.17%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | October 2011

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%			-5.76%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | October 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
SGF I Units	-8.75%	-5.31%	-4.62%	5.85%	0.52%	4.61%
S&P 500 Total Return Index	10.93%	1.30%	8.09%	12.22%	11.41%	1.49%
S&P Goldman Sachs Commodity Index	9.75%	-0.46%	10.08%	5.42%	-3.13%	-16.19%
It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
October proved to be difficult month for the Fund in the face of a near sea change in market sentiment from a risk-averse to a risk-seeking mode. During the month, investors responded optimistically to the latest European plan to solve the Greek sovereign debt crisis. Furthermore, the Bank of England launched a new round of quantitative easing. Meanwhile, minutes from the latest Fed meeting revealed that members were open to QE3 as a backstop if economic growth should continue to falter.

These developments led to sharp reversals across a broad range of markets during October, causing losses for the Fund’s largely bearish portfolio. The largest declines came in currency markets where a sudden surge in Eurozone optimism hurt the Fund’s long US dollar-short European currency positions. In addition, the Bank of Japan intervened to weaken the yen on the last trading day of the month, hurting the Fund’s long positions. The Fund was, however, able to profit from a rally in the Australian dollar. In physical commodities, a rally in crude oil as well as in base metals caused losses for the Fund’s short positions. However, the Fund benefited from a rally in gold. Finally, the Fund’s long fixed income-short equity exposures were negatively impacted by a rotation from bonds into stocks, as the S&P 500 Index recorded its largest monthly percentage gain since 1991.

For the year the Fund’s I Units were down 5.31%, and for the last 12 months were down 4.62%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | October 2011

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%			-5.31%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com